Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Announces Third Quarter Share Repurchases, Principal Prepayment under Senior Secured Credit Agreement and
Early Payment on Senior Health Note

Carmel, Ind., September 30, 2011 - CNO Financial Group, Inc. (NYSE: CNO) today announced that during the third quarter of 2011 it repurchased 6,567,026 shares of its common stock for an aggregate purchase price of $39.5 million under its $100 million share repurchase program.  The shares were repurchased at an average cost of $6.01 per share and represented 2.6% of the total outstanding shares as of June 30, 2011.  Total shares repurchased under the program to date total 8,773,674 shares for an aggregate purchase price of $55.7 million, at an average cost of $6.35 per share.  As of June 30, 2011, CNO had approximately 249.4 million shares outstanding.

Ed Bonach, CFO and incoming CEO effective October 1st, said “Our excess capital generation continues to allow us to buy back stock at attractive prices, while also continuing to reduce leverage on our balance sheet.”

As required under the terms of its Senior Secured Credit Agreement, CNO also made a principal prepayment today of the same amount as the third quarter share repurchases ($39.5 million). This prepayment will fully satisfy the remaining scheduled principal amount that is due on September 30, 2016 and will also reduce the scheduled principal amount that is due on June 30, 2016. The next scheduled principal payment under the facility of $10.0 million is due September 30, 2012.

CNO also announced that today it made an early payment of $25.0 million on the Senior Health Note, in satisfaction of the scheduled amortization payment due November 12, 2011. The next scheduled amortization payment of $25.0 million on the Senior Health Note is due November 12, 2012.

The proforma debt to total capital ratio (as defined in our Senior Secured Credit Agreement) at June 30, 2011 would reduce to 17.8% from 18.7% as a result of the aforementioned transactions.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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